UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-190983

MD	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 872-1031

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 22, 2015, Strategic Storage Trust II, Inc. (the “Registrant”), through its operating partnership, Strategic Storage Operating Partnership II, L.P. (the “Operating Partnership”), and certain affiliated entities (collectively, the “Borrower”), entered into an amended and restated revolving credit facility (the “Amended KeyBank Credit Facility”) with, KeyBank, National Association (“KeyBank”), as administrative agent and KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger. The Amended KeyBank Credit Facility replaced the Registrant’s term credit facility with KeyBank in which the Borrower had a maximum borrowing capacity of approximately $71.3 million. Please see Item 2.03 below for a description of the Amended KeyBank Credit Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the terms of the Amended KeyBank Credit Facility, the Borrower has a maximum borrowing capacity of $105 million. It is anticipated that the Amended KeyBank Credit Facility will be used by the Borrower to fund future self storage property acquisitions of the Registrant. The Amended KeyBank Credit Facility may be increased by up to an additional $395 million, to a maximum credit facility size of $500 million, in minimum increments of $10 million, which KeyBank will arrange on a best efforts basis.

The Amended KeyBank Credit Facility is a revolving loan with an initial term of three years, maturing on December 22, 2018, with two one-year extension options subject to certain conditions outlined further in the credit agreement for the Amended KeyBank Credit Facility (the “Amended Credit Agreement”). Payments due pursuant to the Amended KeyBank Credit Facility are interest-only for the first 36 months and a 30-year amortization schedule thereafter. The Amended KeyBank Credit Facility bears interest based on the type of borrowing. The ABR Loans bear interest at the lesser of (x) the Alternate Base Rate (as defined in the Amended Credit Agreement) plus the Applicable Rate, or (y) the Maximum Rate (as defined in the Amended Credit Agreement). The Eurodollar Loans bear interest at the lesser of (a) the Adjusted LIBO Rate (as defined in the Amended Credit Agreement) for the Interest Period in effect plus the Applicable Rate, or (b) the Maximum Rate (as defined in the Amended Credit Agreement). The Applicable Rate means the percentage rate corresponding to the Registrant’s total leverage, as specified in the Amended Credit Agreement.

The Borrower paid certain fees to the lenders in connection with the Amended KeyBank Facility. The Borrower will also pay KeyBank an annual administrative fee of $35,000, payable quarterly, and an Unused Commitment Fee (as defined in the Amended Credit Agreement), payable quarterly.

The Amended KeyBank Credit Facility is fully recourse, jointly and severally, to the Registrant and the Borrower and is secured by cross-collateralized first mortgage liens on twenty-eight Mortgaged Properties (as defined in the Amended Credit Agreement). The Amended KeyBank Credit Facility may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs. Pursuant to that certain guaranty (the “KeyBank Guaranty”), dated December 22, 2015, in favor of the Lenders, the Registrant serves as a guarantor of all obligations due under the Amended KeyBank Credit Facility.

Under certain conditions, the Borrower may cause the release of one or more of the properties serving as collateral for the Amended KeyBank Credit Facility, provided that no default or event of default is then outstanding or would reasonably occur as a result of such release, and after taking into account any prepayment of outstanding Loans (as defined in the Amended Credit Agreement) necessary to maintain compliance with the financial covenants.

The Amended KeyBank Facility contains a number of other customary terms and covenants, including the following (capitalized terms are as defined in the Amended Credit Agreement) financial tests the Borrower must meet, calculated as of the close of each fiscal quarter: (1) a Total Leverage Ratio no greater than 60%; (2) a Tangible Net Worth not less than (a) $158,282,000, plus (b) 80% of Net Equity Proceeds; (3) an Interest Coverage Ratio of no less than 1.85 to 1.0; (4) a Fixed Charge Ratio not less than 1.6 to 1.0; (5) a Loan to Value Ratio of not greater than 60%; (6) a Debt-Service Coverage Ratio of not less than 1.35 to 1.0; (7) a minimum number of 15 Mortgaged Properties; and (8) a minimum required Pool Value of $100 million for the Mortgaged Properties.

The description of the Amended KeyBank Credit Facility above is qualified in its entirety by the Amended and Restated Credit Agreement and the Guaranty attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Agreement with KeyBank National Association

10.2	KeyBank Guaranty

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: December 28, 2015	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer